NEWS RELEASE

MMI PRODUCTS, INC.

400 N. Sam Houston Parkway E.

Suite 1200

Houston, TX 77060

Contact: Robert N. Tenczar

Chief Financial Officer

(281) 876-0080

MMI Products, Inc. Reports First Quarter 2005 Results

HOUSTON, Texas, May 9, 2005 - MMI Products, Inc. ("MMI", "the Company"), a leading manufacturer and distributor of products used in construction activities, reports first quarter net sales of $154.6 million, $3.2 million or 2.1 percent higher than in the first quarter of 2004. Income before interest and income taxes was $5.0 million, a $2.9 million decline from the $7.9 million reported in the first quarter of 2004.

First quarter 2005 net sales in the Concrete Construction Products segment were $15.7 million greater than in the first quarter of 2004 due primarily to price increases that were put into place during 2004 and higher sales volumes of concrete accessories products. Net sales were unfavorably impacted by volume declines of welded wire reinforcement products as deliveries were delayed in geographic areas where prolonged winter weather dramatically slowed down construction activity. The gross profit percentage decreased by approximately two percentage points due primarily to the favorable impact in the first quarter of 2004 of matching net sales that included the beginning of price increases with costs of good sold that, using first-in, first-out ("FIFO") accounting, still included lower costs of steel. The segment's income before interest and income taxes was $6.1 million in the first quarter of 2005 as compared to $5.6 million in the first quarter of 2004.

First quarter 2005 net sales in the Fence segment were $12.4 million lower than in the first quarter of 2004. Sales volumes declined in the first quarter of 2005 as market activity slowed, particularly in geographic regions burdened by weather conditions that prohibited installation of fence products. The volume of Fence products sold during the first quarter of 2004 was particularly high as customers built inventories in response to concerns about rising steel costs and steel availability, thus exacerbating the volume decline when compared to 2005's first quarter results. Higher price levels partially offset the volume decline. Gross profit declined $4.1 million and the gross profit percentage declined by approximately two percentage points due primarily to the impacts of the sales volume decline. The segment's income before interest and income taxes declined $3.4 million.

At April 2, 2005, the borrowing base under the Company's revolving credit facility was $134.8 million, of which $11.4 million was reserved for outstanding letters of credit. Excess availability was $32.0 million. Capital expenditures during the first quarter of 2005 totaled $4.5 million and an additional $4.4 million of newly acquired machinery and equipment was placed into service under capital lease obligations. At May 9, 2005, excess availability was $45.3 million.

MMI's president and CEO, John Piecuch, stated, "We remain positive about the Company's prospects for 2005, even though we are off to a slow start because of the impact of unfavorable weather conditions this year, particularly in the Fence segment. Overall, residential construction activity continues to be strong and both nonresidential building construction and infrastructure spending are trending up. To support this increased activity, we recently announced a series of plant capacity expansions at our Ivy Steel and Wire operation, and selective capacity improvements are also underway in our concrete accessory business.

"In the fence operations, our actions are directed towards continuing to enhance our product profile and to further improve the cost structure of our operations. Late last year, we undertook a number of specific capital projects at our chain link and ornamental production facilities and we expect to see the favorable impacts of these investments begin to accrue in this year's second quarter and accelerate through the rest of the year."

MMI Products, Inc. will broadcast a conference call to discuss its first quarter 2005 results on Tuesday, May 10, 2005, at 10:00 a.m. Central time. Interested parties may participate by dialing (866) 847-7860 at least ten minutes before the start of the call to register. A replay of the call will be available from 12:30 p.m. Central time, Tuesday, May 10, 2005, until 11:59 p.m. Central time, June 9, 2005, by calling (888) 266-2081 and entering access code 700137.

Organized in 1953, MMI Products, Inc. is a wholly-owned subsidiary of Merchants Metals Holding Company. MMI Products is a leading manufacturer and distributor of products used in the North American public infrastructure, nonresidential and residential construction industries with established leading market positions in each of two reporting segments, Fence and Concrete Construction Products. Products in the Fence segment include chain-link fence fabric, fittings, ornamental iron fence and other related products which are manufactured and distributed by the Company, as well as steel pipe and tubing, wood, vinyl and aluminum products which are primarily manufactured by third parties and distributed by the Company. The Concrete Construction Products segment consists of various classes of welded steel reinforcement, which serve as a structural grid for concrete construction used in building, road, bridge, runway, and sewage and drainage projects. In addition, the Concrete Construction Products segment produces over 2,000 types of hardware accessories used in concrete construction applications, including products used to position and install steel reinforcing bar and welded steel reinforcement products.

Statements made herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the United States; seasonality of the Company's operations; levels of construction spending in major markets; the cost and availability of raw materials inventory (primarily steel rod); supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the United States. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

MMI's condensed consolidated financial statements for the quarter ended April 2, 2005, will be included in the Form 10-Q to be filed with the Securities and Exchange Commission on or before May 17, 2005.

Questions regarding this news release should be directed to Robert N. Tenczar, Chief Financial Officer, at (281) 876-0080.

MMI PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In Thousands)

	Three Months Ended
	April 2, 2005	April 3, 2004
Net sales	$ 154,635	$ 151,405
Cost of sales	125,023	118,905
Gross profit	29,612	32,500
Selling, general and administrative expense	23,943	23,361
Other expense, net	654	1,243
Income before interest and income taxes	5,015	7,896
Interest expense	7,552	7,268
Income (loss) before income taxes	(2,537)	628
Provision (benefit) for income taxes	(956)	252
Net income (loss)	$ (1,581)	$ 376

SEGMENT REPORTING

	Three Months Ended
	April 2, 2005	April 3, 2004
Net sales:
Fence	$ 66,256	$ 78,696
Concrete Construction Products	88,379	72,709
Total	$ 154,635	$151,405

Gross Profit:
Fence	$ 14,339	$ 18,407
Concrete Construction Products	15,273	14,093
Total	$ 29,612	$ 32,500

Income (loss) before interest and income taxes:
Fence	$ (1,098)	$ 2,284
Concrete Construction Products	6,113	5,612
Total	$ 5,015	$ 7,896

Depreciation and amortization:
Fence	$ 830	$ 826
Concrete Construction Products	2,171	2,213
Total	$ 3,001	$ 3,039

MMI PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share information)

	April 2, 2005	January 1, 2005
ASSETS	(Unaudited)
Current assets:
Cash	$ 4,206	$ 3,998
Accounts receivable, net of allowance for doubtful accounts of $1,813 and $1,933, respectively	80,831	72,726
Inventories	148,899	162,089
Deferred income taxes	6,424	6,333
Prepaid expenses and other current assets	2,338	1,702
Total current assets	242,698	246,848
Property, plant and equipment, net	80,492	75,004
Goodwill	60,398	60,398
Deferred charges and other assets	8,576	11,218
Due from MMHC	146	16
Total assets	$ 392,310	$ 393,484

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$ 39,002	$ 36,250
Accrued liabilities	21,023	27,022
Accrued interest	10,754	5,036
Income taxes payable	426	2,169
Current maturities of long-term obligations	3,911	3,082
Total current liabilities	75,116	73,559
Long-term obligations	302,585	303,579
Deferred income taxes	12,998	13,485
Other long-term liabilities	939	690

Stockholder's equity:
Common stock, $1 par value; 500,000 shares authorized; 252,000 shares issued and outstanding	252	252
Additional paid-in capital	22,515	22,515
Accumulated other comprehensive loss, net of tax of $192 and $244, respectively	(299)	(381)
Retained deficit	(21,796)	(20,215)
Total stockholder's equity	672	2,171
Total liabilities and stockholder's equity	$ 392,310	$ 393,484

MMI PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In Thousands)

	Three Months Ended
	April 2, 2005	April 3, 2004
Operating Activities:
Net income (loss)	$ (1,581)	$ 376
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	3,001	3,039
Provision for losses on accounts receivable	211	1,503
Provision for losses on inventories	106	1,054
Deferred income taxes	(632)	189
Impairment charges	497	-
(Gain) loss on sale of property, plant and equipment	(29)	46
Other	463	404
Changes in operating assets and liabilities:
Accounts receivable	(8,316)	(14,685)
Inventories	13,084	(12,175)
Prepaid expenses and other assets	(615)	(826)
Accounts payable and accrued liabilities	2,720	15,522
Income taxes payable	(1,743)	5,143
Due from MMHC	(130)	-
Net cash (used in) provided by operating activities	7,036	(410)
Investing Activities:
Capital expenditures	(4,458)	(1,770)
Refunds relating to new equipment	2,264	-
Proceeds from sale of property, plant and equipment	559	33
Other	(510)	-
Net cash used in investing activities	(2,145)	(1,737)
Financing Activities:
Proceeds from debt obligations	46,198	46,534
Payments on debt and capital lease obligations	(51,953)	(44,018)
Proceeds from sale-leaseback transaction	1,094	-
Debt costs	(22)	(16)
Net cash (used in) provided by financing activities	(4,683)	2,500
Net change in cash	208	353
Cash, beginning of period	3,998	3,529
Cash, end of period	$ 4,206	$ 3,882